Exhibit 10.89

[Date]

PERSONAL AND CONFIDENTIAL

[Addressee]

Dear [Name]:

      Effective [Date], the Company has granted to you options to purchase [Number] shares of UICI Common Stock. The option price is $                     per share, which is the closing price at which the Common Stock of the Company traded on such date.

      The options are granted pursuant to the 1987 Stock Option Plan, as amended (the “Plan”), and will vest and become exercisable over a five-year period in 20% annual increments on each of the first, second, third, fourth and fifth anniversaries of the award date. The terms and conditions for exercising the options are set out in the Plan, a copy of which is attached.

Very truly yours,

Glenn W. Reed

/pgs